Exhibit 23.3

Yangsan Lawyer Building, 26 Dongyu Road, East District, Zhongshan City, Guangdong

Province China 528403

Tel: (+86) 0760-23320066     Fax: (+86) 0760-88302829

Website: http://www.gdyangsan.com/

October 25, 2023

To: SIPP International Industries, Inc.

69 Waterfall Blvd, The Ponds, Sydney

NSW 2769, Australia

Re: Consent of Yangsan Law Firm of Guangdong

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for SIPP International Industries, Inc. (the “Company”), a company incorporated under the laws of Nevada, in connection with (i) the proposed offering (the “Offering”) of 140,000,000 Common Shares, $0.001 par value per share, as set forth in the Company’s registration statement on Form S -1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Registration Statement filed with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Yangsan Law Firm of Guangdong
Yangsan Law Firm of Guangdong